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                                                                    EXHIBIT 4.21

                               EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT (this "Agreement") is entered into on this 22th day of September, 2005 by and between:

ACTOZ SOFT CO., LTD., a company incorporated and existing under the laws of the Republic of Korea ("Korea") with its principal place of business at Unsuk B/D 4th Floor, 132-3, Sungbuk-dong, Sungbuk-gu, Seoul, Korea ("Actoz");

SHANGHAI SHANDA INTERNET DEVELOPMENT CO., LTD., (also known as Shanghai Shanda Networking Co., Ltd. or [CHINESE CHARACTERS], a company incorporated and existing under the laws of the People's Republic of China (the "PRC") with its principal place of business at No 1 Building, No 690 Bibo Road, Zhangjiang High-tech Park, Shanghai 201203, PRC ("Shanda");

SHANGHAI PUDONG IMP. & EXP. CO., LTD. (previously known as Shanghai Pudong New Area Import & Export Corp., [CHINESE CHARACTERS], a company incorporated in the PRC, whose principal place of business is at 2/2f, Yanlord Plaza, No.92 Maoxing Rd., Pudong Shanghai, 200127, PRC (the "Import Agent").

For the purpose of this Agreement, Actoz and Shanda shall be referred to individually as a "Party" and collectively as the "Parties".

WHEREAS, Actoz, Shanda and the Import Agent entered into a Software Licensing Agreement on June 29, 2001 (the "Original Software Licensing Agreement"), pursuant to which Actoz granted Shanda the sole right to operate the Legend of Mir II ("Mir II") for a term of two years and Shanda paid Actoz an installation fee of US$300,000;

WHEREAS, Actoz, Shanda and Wemade Entertainment Co., Ltd. ("Wemade") entered into a Supplementary Agreement on July 14, 2002 (the "First Amendment Agreement"), which amended the Original Software Licensing Agreement to add Wemade as a co-Licensor of Mir II and confirmed that the end date of the Mir II license was September 28, 2003;

WHEREAS, Actoz, Shanda, the Import Agent and Shengqu Information Technology (Shanghai) Co., Ltd. ("Shengqu") entered into an amendment agreement (the "Second Amendment Agreement", together with the Original Software Licensing Agreement, the "Mir II License") dated August 19, 2003, pursuant to which the term of the Original Software Licensing Agreement was extended to September 28, 2005, it was agreed that the term shall be further extended to September 28, 2006 if there are no disputes with respect to the Mir II License between Shanda and Actoz, and Shanda paid an extension fee of US$4 million, US$500,000 of which was to be donated to the China-Korea Game Industry Promotion Fund;

WHEREAS, the Parties now wish to extend the terms and conditions of the Mir II License in the manner specified in this Agreement.


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NOW, THEREFORE, in consideration of the mutual covenants and other terms and conditions contained herein, and other good and valuable consideration the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. License Extension. The term of the Mir II License shall be extended to September 28, 2008 (the "End Date"). The End Date shall be automatically extended to September 28, 2009 at no additional cost to Shanda, if there are no new disputes with respect to the Mir II License between Actoz and Shanda from the date of this Agreement until the End Date. The license fee for the extension of the term for the Mir II License from September 29, 2005 to the End Date shall be US$3 million. Shanda shall wire the license extension fee to Actoz within thirty (30) Business Days after receipt of the Actoz invoice therefore, provided that such invoice may not be issued prior to the date of September 28, 2005. "Business Day" shall mean any day of the week other than a Saturday or Sunday upon which banks in both the PRC and Korea are open for business.

2. Other Terms In Effect. Except as amended by this Agreement, all provisions of the Mir II License shall remain in full force and effect.

3. Language. The English language version of this Agreement shall control in all respects and for purposes of any and all disputes.

4. Disputes, Governing Law. This Agreement shall be governed and construed by in accordance with the laws of Singapore. All disputes arising under this Agreement shall be submitted to final and binding arbitration. The arbitration shall be held in Singapore in accordance with the Rules of Arbitration of the International Chamber of Commerce.

5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Signatures may be evidenced by facsimile.

6. Headings. Captions and section headings used herein are for convenience only, are not part of this Agreement and shall not be used when construing the meaning of this Agreement.

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IN WITNESS WHEREOF this Agreement has been entered into on the date above first mentioned.

ACTOZ SOFT CO., LTD


By:
    ------------------------------------
Name: Kevin S.K. Seo
Title: Chief Executive Officer


SHANGHAI SHANDA INTERNET DEVELOPMENT
CO., LTD.


By:
    ------------------------------------
Name: Tianqiao Chen
Title: Chairman of the Board of
       Directors


SHANGHAI PUDONG IMP. & EXP. CO., LTD.


By:
    ------------------------------------
Name: Jiannan Shao
Title: Chairman of the Board of Director


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